EXHIBIT 99.1

Predictive Oncology Reports Second Quarter 2022 Financial Results

EAGAN, Minn., Aug. 11, 2022 (GLOBE NEWSWIRE) -- Predictive Oncology Inc. (NASDAQ: POAI) today announced the financial results for its second quarter ended June 30, 2022, which shows a strong balance sheet with a solid cash balance, commensurate equity and no debt. Highlights from the quarter include:

  Commercialization launch of PeDAL, our innovative AI product, and presence at BIO International that included one-on-one partnering meetings with pharmaceutical and biotech companies
  The appointment of Julia Kirshner, Ph.D., as Chief Scientific Officer
  The consolidation and expansion of the research and development arm in Pittsburgh with the move of TumorGenesis to that location
  An increase of cash and equivalents from $25 million on March 31, 2022, to $28 million at quarter end, which represents a positive change of 12%

Q2 2022 financial results
Predictive Oncology’s recognized net sales revenue of $0.4 million for the quarter was an increase of 6% from the comparative three-month period in 2021. The positive change was mainly due to zPREDICTA recognizing sales of $0.1 million.

The gross profit margin grew from 59% in the second quarter of 2021 to 64% for the comparable quarter of 2022. The increase is directly attributable to zPREDICTA with strong margins.

Net cash used in operating activities was $6.4 million and $5.5 million for the six months ended June 30, 2022, and June 30, 2021, respectively, primarily because of the increase in operating costs associated with zPREDICTA and POAI’s PeDAL commercial strategy.

General and administrative expenses increased from $2.1 million in the quarter ended June 30, 2021, to $2.4 million for the corresponding quarter in 2022. Operations expenses increased from $0.6 million in the quarter ended June 30, 2021 to $0.9 million in the quarter ended June 30, 2022, primarily due to higher staffing at zPREDICTA. This was partially offset by the timing of research and development expenses and lower consulting expenses.

Quarterly sales and marketing expenses of the company increased by $0.1 million for the quarter ended June 30, 2022, to $0.3 million, as compared to the corresponding period in 2021, due to staff-related expenses and the implementation of advertising and marketing initiatives.

Current market conditions, coupled with POAI’s lower quantitative valuation of zPREDICTA, resulted in a $7.2 million (non-cash) goodwill impairment in the quarter. zPREDICTA is anticipating stronger business growth in the second half of the year with current and potential customers of its validated models for multiple myeloma (existing), breast cancer (new) and pancreatic cancer (new), as well as the development of new therapies in immuno-oncology.

Other developments
First is the strategic move POAI made to further strengthen the company’s scientific and product offerings with the appointment of Dr. Julia Kirshner as Chief Scientific Officer. Dr. Kirshner was elevated from her role as Senior Vice President of Predictive Oncology and President of zPREDICTA (the company she founded and POAI acquired in Q4 2021). Dr. Kirshner will focus on the integration of POAI’s product lines and future development of its scientific programs. She will also be working closely with Dr. Pamela Bush, Senior Vice President of Strategic Sales and Business Development, to identify and meet customer needs and provide expanded solutions along the AI and drug development continuum.

Second is POAI’s decision to streamline the company’s research and development operations, which Dr. Kirshner will oversee. POAI will consolidate its TumorGenesis division by moving this business from Massachusetts to the flagship location in Pittsburgh, PA. By doing this, POAI can better focus on growth opportunities with its artificial intelligence technology and lab functions, while reducing overhead and centralizing scientific operations. This also provides the potential to bring in greater revenue levels as the company explores more expanded offerings for clients in the pharmaceutical and biotech industries.

Additionally, POAI attended the BIO International conference in June, specifically presenting PeDAL and Soluble Biotech. POAI launched the PeDAL platform as part of a comprehensive business development and marketing plan aimed to establish key relationships with targeted pharmaceutical and biotech companies. Soluble Biotech also looked to expand its customer base at the conference with parallel initiatives.

Shareholder earnings call
POAI will conduct a 2Q 2022 shareholder earnings call to take place on Friday, August 12, at 12:00 PM ET. The links to register for the webcast will be available at the links below:
To register and view the webcast, please go to this link: https://edge.media-server.com/mmc/p/it32fi7n.
For Q&A’s, please register here: https://register.vevent.com/register/BI2e83830dc64a4a8c8a33753ecde1ac52

About Predictive Oncology Inc.
Predictive Oncology (NASDAQ: POAI) is a knowledge-driven company, applying artificial intelligence to develop personalized cancer therapies that improve patient outcomes. The company, which offers a suite of solutions for oncology drug development, operates through four segments (Skyline, Helomics, zPREDICTA and Soluble), which covers five subsidiaries: Helomics, zPREDICTA, Soluble Biotech, TumorGenesis and Skyline Medical.

Helomics Holding Corporation is involved in applying artificial intelligence (“AI”) in the Company’s precision medicine business, to offer AI-driven predictive models of tumor drug response to enhance clinical results for patients and to aid diagnostic, biotech and pharmaceutical companies in new personalized diagnostic and drug development. Skyline Medical Inc. (“Skyline Medical”) sells the STREAMWAY System®, a fully automated wall-mounted product, which is utilized to dispose of an unlimited quantity of suction fluid in an operating room setting. It offers continuous performance for medical practitioners by effectively eradicating the healthcare professional’s exposure to potentially infectious liquids gathered during surgical and other medical operations. Soluble Biotech Inc. is involved in research and commercialization focused on protein production, stability studies and solubility improvements. zPREDICTA, Inc. does tumor-specific research using in vitro models for oncology and drug development. TumorGenesis serves as the company’s arm for research and development for zPREDICTA, Soluble and Helomics. This subsidiary is also involved in cellular media kit production which aids cancer cells to grow outside the body of patients while preserving their proteomic and RNA/DNA signatures.

Forward-Looking Statements
Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, changes in management, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$28,249,452	$28,202,615
Accounts Receivable	336,397	354,196
Inventories	474,616	387,684
Prepaid Expense and Other Assets	763,053	513,778
Total Current Assets	29,823,518	29,458,273

Fixed Assets, net	2,300,327	2,511,571
Intangibles, net	3,790,637	3,962,118
Lease Right-of-Use Assets	505,667	814,454
Other Long-Term Assets	75,618	167,065
Goodwill	-	6,857,790
Total Assets	$36,495,767	43,771,271

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$983,672	$1,021,774
Accrued Expenses and other liabilities	856,654	1,262,641
Derivative Liability	32,318	129,480
Deferred Revenue	530,797	186,951
Lease Liability	421,736	639,662
Total Current Liabilities	2,825,177	3,240,508

Lease Liability – Net of current portion	113,462	239,664
Other long-term liabilities	21,731	25,415
Total Liabilities	2,960,370	3,505,587

Stockholders’ Equity:
Preferred Stock, 20,000,000 authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 shares outstanding	792	792
Common Stock, $.01 par value, 200,000,000 shares authorized, 78,155,127 and 65,614,597 outstanding	781,551	656,146
Additional paid-in capital	174,555,375	167,649,028
Accumulated Deficit	(141,802,321)	(128,040,282)
Total Stockholders’ Equity	33,535,397	40,265,684

Total Liabilities and Stockholders’ Equity	$36,495,767	$43,771,271

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$371,591	$350,207	$686,159	$630,524
Cost of goods sold	134,075	142,877	243,518	240,635
Gross profit	237,516	207,330	442,641	389,889

General and administrative expense	2,351,696	2,077,973	4,775,347	5,348,750
Operations expense	909,113	567,796	1,800,184	1,142,608
Sales and marketing expense	271,022	159,788	575,489	274,429
Loss on impairment of goodwill	7,231,093	-	7,231,093	-
Total operating loss	(10,525,408)	(2,598,227)	(13,939,472)	(6,375,898)
Other income	41,047	57,033	83,477	85,292
Other expense	(2,217)	(1,829)	(3,206)	(236,801)
Gain (loss) on derivative instruments	95,254	(30,909)	97,162	64,762
Net loss	$(10,391,324)	$(2,573,932)	$(13,762,039)	$(6,462,645)
Net loss attributable to common shareholders per common shares-basic and diluted	$(10,391,324)	$(2,573,932)	$(13,762,039)	$(6,462,645)

Loss per common share basic	$(0.15)	$(0.05)	$(0.20)	$(0.15)
Loss per common share diluted	$(0.15)	$(0.05)	$(0.20)	$(0.15)

Weighted average shared used in computation - basic	68,896,506	51,581,762	67,374,250	44,089,157
Weighted average shared used in computation - diluted	68,896,506	51,581,762	67,374,250	44,089,157

Media relations contact:
Predictive Oncology
Theresa Ferguson
630-566-2003
tferguson@predictive-oncology.com

Investor relations contact:
Landon Capital
Keith Pinder
(404) 995-6671
kpinder@landoncapital.net